Exhibit 10.4

ROGERS CORPORATION

2019 LONG-TERM EQUITY COMPENSATION PLAN PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Subject to the terms and conditions set forth below, Rogers Corporation (the “Company”) hereby grants to <first_name> <last_name> (the “Grantee”) Restricted Stock Units under Section 8 of the Rogers Corporation 2019 Long-Term Equity Compensation Plan (the “Plan”). Capitalized terms in this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) shall have the meanings specified in the Plan, unless a different meaning is specified herein (including in the attached Schedule A, which is made a part of this Agreement).
This Agreement entitles the Grantee to payment in the form of Shares based on the performance achievement level (as calculated pursuant to Schedule A hereto) attained for the period spanning from January 1, [YEAR 1] through December 31, [YEAR 3] (the “Performance Period”) and subject to the employment requirements set forth below. The target number of Shares subject to this Agreement is <shares_awarded> Shares (the “Target Shares”), subject to adjustment under Section 2.2 of the Plan. This Award is granted as of <award_date> (the “Grant Date”).
By clicking the applicable acceptance box on the Charles Schwab & Co., Inc. (“Charles Schwab”) website, the Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan. The Grantee acknowledges that the Grantee has carefully reviewed this Agreement and all materials incorporated herein by reference, including the Plan.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Agreement unless the Grantee shall have accepted this Agreement in the manner described in the immediately preceding paragraph prior to the close of business on the 90th day after the Grant Date.
2.Issuance of Shares. Subject to the terms and conditions of the Plan and this Agreement, the number of Shares to be issued to the Grantee shall be determined in accordance with the methodology described on Schedule A.
3.Restrictions and Conditions.
(a)Except to the extent otherwise provided in this Section 3, in the event of the Grantee’s separation from service prior to the end of the Performance Period, the Grantee shall forfeit any and all rights under this Agreement, and no Shares shall be issued hereunder regardless of actual performance during the Performance Period.
(b)In the event of the Grantee’s separation from service (x) at any time during the Performance Period, due to the Grantee’s death or Disability or (y) on or following the first anniversary of the Grant Date, due to the Grantee’s Qualified Retirement, the Grantee shall be eligible to receive an amount calculated in accordance with Section 2 based on actual performance during the Performance Period, provided that such amount shall be pro-rated based on the number of days the Grantee remained employed by the Company and its Affiliates during the Performance Period prior to the termination date, rounded up to the nearest whole share.

Exhibit 10.4

(c)For purposes of this Agreement, “Disability” shall mean that the Grantee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company or Affiliate employee accident and health plan, each of clauses (i) and (ii) as reasonably determined by the Committee. In addition, the Committee may determine that the Grantee has incurred a Disability if the Grantee is considered “totally disabled” by the Social Security Administration.
(d)For purposes of this Agreement, “Qualified Retirement” means separation from service on or following the first anniversary of the Grant Date, after the Grantee has attained sixty years of age and has completed at least five years of vesting service. For avoidance of doubt, it is not necessary to complete five years of vesting service prior to attaining age sixty in order to meet the criteria for Qualified Retirement. For purposes of this Agreement, “years of vesting service” shall be determined in the same manner as provided for under the 401(k) plan maintained by the Company as in effect on the Grant Date.
(e)Notwithstanding anything to the contrary in the Rogers Corporation Severance Plan or any other severance plan maintained by the Company, in the event of the Grantee’s separation from service due to a termination by the Company without Cause or a resignation by the Grantee for good reason, the Grantee shall forfeit any and all rights under this Agreement, and no Shares shall be issued hereunder regardless of actual performance during the Performance Period, unless the Grantee is party to an agreement with the Company that explicitly provides otherwise.
4.Settlement. The Company shall deliver or cause to be delivered to the Grantee the number of Shares, if any, as determined under Sections 2 and 3 above, in the calendar year immediately following the expiration of the Performance Period, and no later than March 15th of such year. The Company shall determine in its sole discretion the manner of delivering Shares under this Section 4. The Grantee shall have no right to direct the Company as to when Shares shall be delivered under this Award. The Grantee shall have no rights of a shareholder with respect to any Shares subject to the Restricted Stock Units until such time, if any, as such Shares are actually delivered. Shares to be delivered due to death shall be paid to the Grantee’s Beneficiary designated in accordance with Section 16 below.
5.Change in Control. Restricted Stock Units shall not automatically vest upon a Change in Control; instead, accelerated vesting of all or part of this Award in connection with a Change in Control shall only apply if so determined by the Committee. In the event that all or a portion of Restricted Stock Units vests pursuant to this Section 5, payment shall be made at the same time as it would have been made under Section 4 above absent a Change in Control.
6.Compensation Recovery. In consideration for the grant of this Award, the Grantee agrees to be subject to (i) the Company’s Compensation Recovery Policy, as may be amended or otherwise modified from time to time, and any other compensation, clawback, recoupment or similar policy covering the Grantee that the Company may adopt from time to time and (ii) to such other clawbacks as may be required by applicable law ((i) and (ii) together, the “Clawback

Exhibit 10.4

Provisions”). The Grantee understands that the Clawback Provisions are not limited in their application to this Award, or to amounts received in connection with this Award. For avoidance of doubt, compensation recovery rights with respect to Shares delivered under this Agreement may extend to any proceeds realized by the Grantee upon the sale or other transfer of such Shares.
7.Other Company Policies. The Grantee agrees, in consideration for the grant of the Award, to be subject to any policies of the Company and its Affiliates regarding stock ownership, securities trading and hedging or pledging of securities that may be in effect from time to time.
8.Tax Withholding. The Grantee hereby agrees to make appropriate arrangements with the Company for such tax withholding as may be required of the Company under applicable United States federal, state, local or foreign law on account of the Grantee’s rights under this Agreement. Subject to applicable law and Section 409A of the Code, the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. Unless otherwise determined by the Compensation and Organization Committee of the Board, the Grantee’s tax withholding obligations will be satisfied by withholding of Shares subject to the Award based on the fair market value of those Shares, as determined by the Company (but not in excess of the amount determined based on the maximum statutory tax rate in the applicable jurisdiction).
9.The Plan. This Agreement is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan.
10.No Obligation to Continue Employment. Nothing in this Agreement or the Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company or any Affiliate shall continue to retain the services of the Grantee, nor shall this Agreement or the Plan affect in any way the right of the Company or any Affiliate to terminate the services of the Grantee as an employee or otherwise at any time and for any reason. By executing this Agreement, Grantee acknowledges and agrees that Grantee’s service relationship with the Company or any Affiliate is “at will.” No change of Grantee’s duties to the Company or any Affiliate shall result in, or be deemed to be, a modification of any of the terms of this Agreement or the Plan.
11.Notices.
(a)Notices hereunder shall be mailed or delivered to the Company at its principal place of business and, except as otherwise provided in Section 11(b), shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
(b)In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, the Plan, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms, notices and other communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Grantee

Exhibit 10.4

may be made via a Company e-mail system, by reference to a location on a Company intranet site to which the Grantee has access, or by a website maintained by a third party engaged to provide administrative services related to the Plan.
12.Arbitration. Any dispute, controversy, suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, other than the injunctive relief described below in this paragraph, will be settled exclusively by arbitration, conducted before a single arbitrator in Maricopa County, Arizona in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties thereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or applicable state law. The Company and the Grantee will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees.
13.Waiver of Jury Trial.
IF THE AGREEMENT TO ARBITRATE CONTAINED IN SECTION 12 ABOVE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE GRANTEE AND THE COMPANY WAIVE AND COVENANT THAT THE GRANTEE AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE AWARD OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE GRANTEE MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE GRANTEE, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AWARD AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THE AWARD WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
14.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, United States of America without regard to any choice of law rules thereunder.
15.Electronic Signature. The parties may execute and deliver this Agreement and any documents now or hereafter executed and delivered in connection with this Agreement using procedures now or hereafter established by the Company for electronic signature and document delivery. The Grantee’s electronic signature shall be the same as, and shall have the same force and effect as, the Grantee’s manual signature. For the avoidance of doubt, the Grantee’s clicking on the applicable acceptance box on the Charles Schwab website shall be deemed to constitute the Grantee’s electronic execution and delivery of this Agreement. Any procedures for electronic

Exhibit 10.4

signature and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
16.Beneficiary Designation. The Grantee may designate Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Grantee’s death. The beneficiary designation form can be found at the Charles Schwab Equity Award Center website (https://www.schwab.com/public/eac/home) or obtained by contacting the Company’s Director, Compensation and Benefits. In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Grantee acknowledges that any rights under this Agreement that survive the Grantee’s death shall be rights of the Grantee’s estate notwithstanding any other agreements or documents (including the Grantee’s will) to the contrary.
17.Section 409A. Payments under this Agreement are intended to be exempt from or to comply with Section 409A of the Code (“Section 409A”). To the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. The Grantee shall not be considered to have ceased or terminated employment or service with the Company for purposes of this Agreement unless and until the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A. The Company reserves the right to terminate this arrangement in a manner consistent with Section 409A (including, if applicable, Treas. Reg. § 1.409A-3(j)(4)(ix)). Notwithstanding anything herein to the contrary, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A, Shares or other amounts that are otherwise issuable or payable upon the Grantee’s “separation from service” (within the meaning of Section 409A) will be deferred (without interest) and issued or paid immediately following that six-month period (or if sooner, upon the Grantee’s death). Notwithstanding any other provision of this Award, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay settlement of the Award if it reasonably determines that such settlement would violate federal securities laws or any other applicable law. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A, and accordingly each installment payment shall at all times be considered a separate and distinct payment. The Company shall have no liability to the Grantee or otherwise if any amounts paid or payable hereunder are subject to Section 409A or the additional tax thereunder.
18.Securities Matters. The Company shall not be required to issue or deliver any Shares under this Award until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws,

Exhibit 10.4

rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
19.Entire Agreement. This Award constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Award.
20.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Grantee hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
21.Amendment. The Committee shall have the exclusive authority to amend this Agreement, provided that no amendment of this Agreement shall, without the written consent of the Grantee, adversely affect, as shall be determined by the Committee, the rights of the Grantee hereunder. Any amendment to this Agreement shall not be valid unless made in writing and signed by the person or persons to be bound thereby.
22.Personal Information. The Grantee hereby acknowledges and agrees that the personal data necessary to administer the Plan may be transferred from any direct or indirect subsidiary of the Company to the Company, and/or a securities brokerage firm and/or any other entity responsible for administering the accounts of participants of the Plan. Some of these entities may be located in countries whose privacy and data protection laws may not be equivalent to those in the Grantee’s country of residence. Such data may include the Grantee’s name, position, address, date of birth and all other data necessary to prove the Grantee’s eligibility to receive Shares and the data necessary to calculate any tax withholdings. Grantee may request access to and, where shown to be incorrect, correct the personal data.
[Signature page follows.]

Exhibit 10.4

ROGERS CORPORATION

By:
Name:
Title:

Accepted and Agreed by:

GRANTEE

Name: <first_name> <last_name>

By clicking the applicable acceptance box on the Charles Schwab website, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.

SCHEDULE A
Calculation of Performance Achievement Level
The Committee shall calculate the Annual Net Sales Growth for each completed calendar year in the Performance Period and determine the Payout Level for such year as follows:

Annual Net Sales Growth	Performance Level	Payout Level
[●] %	Threshold	[●] %
[●] %	Target	[●] %
[●] % or above	Maximum	[●] %
Straight-line interpolation shall be used to determine the “Payout Level” in the table above if the Performance Level is between “Threshold” and “Target” or between “Target” and “Maximum.” If the Annual Net Sales Growth is below the “Threshold” level, the Payout Level for such year shall be [●] %.
Following the completion of the Performance Period, the Committee shall add together the Payout Levels for each of the three years in the Performance Period and divide such sum by three to determine the “Final Payout Level”. The Final Payout Level shall then be multiplied by the Target Shares to determine the number of Shares earned under this Agreement. Any partial Share shall be rounded up to the nearest whole Share.
The following terms shall have the meanings set forth below:
“Annual Net Sales Growth” means the percentage by which the Company’s Net Sales for a particular calendar year exceeds the Company’s Net Sales for the immediately preceding calendar year.
“Net Sales” means the Net Sales generated by the Company, as calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Notwithstanding the foregoing, in the event of a merger, acquisition, divestiture, or a similar event, the Committee shall make adjustments to the Net Sales calculation, to the extent and in the manner adjustments are determined to be appropriate in the Committee’s discretion, in order to exclude the effects of such event from the Net Sales calculation.